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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in charter.)

NEVADA	98-0365605
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

800 West Pender Street
Suite 1410
Vancouver, British Columbia
Canada V6C 2V6
(604) 689-1659
(Address and telephone of executive offices, including zip code.)

THE URANERZ ENERGY CORPORATION
2005 NONQUALIFIED STOCK OPTION PLAN

Glenn Catchpole, President
URANERZ ENERGY CORPORATION
800 West Pender Street
Suite 1410
Vancouver, British Columbia
Canada V6C 2V6
(604) 689-1659
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum	Amount of
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration
Registered	Registered	Price per Unit/Share	Price [1]	Fee [1]

Common Shares, $0.001	10,000,000	$1.10	$11,000,000	$1,393.70
par value, issuable upon
exercise of stock options
by Grantees

Totals	10,000,000	$1.10	$11,000,000	$1,393.70

[1]     Based upon the mean between the closing bid and ask prices for common shares on November 18, 2005 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-KSB filed with the Securities and Exchange Commission ("SEC" ).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 100,000,000 shares of $0.001 par value common stock. As of November 18, 2005, 21,620,000 shares are issued and outstanding. 4,583,600 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") and 17,036,400 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Description

3.1	Articles of Incorporation(1)
3.2	Amended Articles of Incorporation
3.3	Bylaws, as amended(1)
4.1	Share Certificate(1)
10.1	Mineral Property Purchase Agreement between the Company and Senate Equities Corp. dated March 14, 2001(1)
10.2	Office Facilities and Services Contract(2)
10.3	Agreement between the Company and Senate Capital Group dated September 30, 2002 regarding deferral of payment of amounts owing under Office Facilities and Services Contract(3)
10.4	Funding Commitment Letter of Senate Capital Group (4)
23.3	Consent of John A. Rice, Consulting Geologist (4)
99.1	Updated Geological Report dated October, 2003 (5)

(1)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Form SB-2 filed March 15, 2002.
(2)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Form SB-2 Amendment 1 filed June 28, 2002.
(3)	Previously filed with the Securities and Exchange Commission as an exhibit to the Form SB-2 Amendment 4 filed December 18, 2002.
(4)	Previously filed with the Securities and Exchange Commission as an exhibit to the Form SB-2 Amendment 5 filed January 27, 2003.
(5)	Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Form 10QSB originally filed November 14, 2003.
(6)	Filed as an exhibit to our Form 10-KSB for the period ending December 31, 2004.

The following documents are incorporated herein:

Exhibit No.	Description

5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	2005 Nonqualified Stock Option Plan.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law.

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 18th day of November, 2005.

URANERZ ENERGY CORPORATION, formerly Carleton Ventures Corp.

BY: /s/ Glenn Catchpole
Glenn Catchpole, President, Principal Executive Officer and a member of the Board of Directors

BY: /s/ Aileen Lloyd
Aileen Lloyd, Secretary, Treasurer, Principal Financial Officer and Principal Accounting Officer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Glen Catchpole, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Glenn Catchpole	President, Principal Executive Officer, and a	November 18, 2005
Glenn Catchpole	member of the Board of Directors

/s/ George Hartman	Vice-President and a member of the Board of	November 18, 2005
George Hartman	Directors

/s/ Aileen Lloyd	Secretary, Treasurer, Principal Financial Officer and	November 18, 2005
Aileen Lloyd	Principal Accounting Officer and a member of a
Board of Directors

/s/ Dennis Higgs	Director	November 18, 2005
Dennis Higgs

/s/ Gerhard Kirchner	Director	November 18, 2005
Dr. Gerhard F. Kirchner

/s/ Paul Saxton	Director	November 18, 2005
Paul Saxton